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                                                                    EXHIBIT 12.1

            BURLINGTON NORTHERN SANTA FE CORPORATION and SUBSIDIARIES
                COMPUTATION of RATIO of EARNINGS to FIXED CHARGES
                       (in millions, except ratio amounts)
                                   (Unaudited)

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
                                                                                    Year Ended
                                                                                   December 31,
                                                                    --------------------------------------------

                                                                        2001           2000           1999
                                                                    -------------  -------------- --------------
Earnings:

  Pre-tax income                                                       $  1,182        $  1,585       $  1,819

  Add:
    Interest and fixed charges,
      excluding capitalized interest                                        463             453            387

    Portion of rent under long-term
      operating leases representative
      of an interest factor                                                 193             187            182

    Distributed income of investees
      accounted for under the equity method                                   5              46              -

    Amortization of capitalized interest                                      7               6              5

  Less:  Undistributed equity in earnings
         of investments accounted for
         under the equity method                                             23              18             13
                                                                    -------------  -------------- --------------


  Total earnings available for fixed charges                           $  1,827        $  2,259       $  2,380
                                                                    =============  ============== ==============

Fixed charges:

  Interest and fixed charges                                            $   477         $   481        $   400

  Portion of rent under long-term operating
    leases representative of an interest factor                             193             187            182
                                                                    -------------  -------------- --------------

  Total fixed charges                                                   $   670         $   668        $   582
                                                                    =============  ============== ==============

Ratio of earnings to fixed charges                                        2.73x           3.38x          4.09x
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